UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 19, 2010

VCA ANTECH, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-16783	95-4097995
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
12401 West Olympic Boulevard Los Angeles, California 90064-1022
(Address of Principal Executive Offices, Zip Code)

(310) 571-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement

On August 19, 2010, VCA Antech, Inc. (the “Company”) refinanced its senior credit facility pursuant to the Credit and Guaranty Agreement, by and among Vicar Operating, Inc., the Company, certain subsidiaries of Vicar Operating, Inc., as guarantors, various lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, collateral agent, issuing bank and swing line lender, Bank of America, N.A., as syndication agent, and JP Morgan Chase Bank, N.A., U.S. Bank, N.A., and Union Bank, N.A., as co-documentation agents. In this report we refer to the Credit and Guaranty Agreement as the Credit Agreement. The new senior credit facility provides for $500.0 million in senior term loans and a $100.0 million revolving facility.

Pursuant to the Credit Agreement, the $505.4 million of total outstanding senior term notes was repaid with borrowings under the Credit Agreement.

In general, borrowings under the Credit Agreement (including swing line borrowings) bear interest on the basis of either a base rate plus the applicable margin (0.75% to 1.75% depending on the leverage ratio of the Company) or the average one-, two-, three- or six months LIBOR plus the applicable margin (1.75% to 2.75% depending on the leverage ratio of the Company).  The base rate is equal to the higher of (a) Wells Fargo Bank, N.A.'s prime rate, (b) the Federal funds rate plus 0.50%, or (c) the one month LIBOR plus 1.0%.  Initial borrowings under the Credit Agreement, at our current leverage ratio, will be LIBOR plus 225 basis points.

The revolving credit facility under the Credit Agreement matures on August 19, 2015.  The term loans issued under the Credit Agreement mature on August 19, 2015, with principal payments of $6,250,000 due on the last day of each calendar quarter from December 31, 2010 to and including September 30, 2012, of $9,375,000 due on the last day of each calendar quarter from December 31, 2012 to and including September 30, 2014 and of $12,500,000 due on the last day of each calendar quarter thereafter with a final payment of  the lesser of $337,500,000 and the outstanding principal balance due on August 18, 2015.  Principal payments under the revolving credit facility portion are made at our discretion with the entire unpaid amount due at maturity.

All outstanding indebtedness under the Credit Agreement may be voluntarily prepaid in whole or in part without premium or penalty, other than customary breakage costs.  We and each of our wholly owned subsidiaries guarantee outstanding indebtedness under the Credit Agreement.  Any borrowings, along with the guarantees of the subsidiaries, are further secured by a pledge of substantially all of our consolidated assets.  In addition these borrowings are secured by a pledge of substantially all of the capital stock, or similar equity interest, of our wholly owned subsidiaries.

The Credit Agreement includes certain financial covenants, including the obligation to maintain a fixed charge coverage ratio not less than 1.20:1.00 and a leverage ratio not greater than 3.00:1.00.  In addition, the Credit Agreement restricts acquisitions of entities outside the United States and payments of cash dividends on all classes of stock, and indirectly restricts capital expenditures through the inclusion of capital expenditures in the denominator of the fixed charge coverage ratio.

The Credit Agreement contains certain customary events of default, including, without limitation, failure to make payments, a cross-default to certain other debt, breaches of covenants, breaches of representations and warranties, and change of control.

The above summary of the Credit Agreement is not complete and is qualified in its entirety by reference to the complete text of the Credit Agreement, a copy of which will be attached as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2010.  A copy of the press release announcing the refinancing is field as Exhibit 99.1 to this Current Report on Form 8-K.

Item 1.02 Termination of Material Definitive Agreement

On August 19, 2010, we terminated the Amended and Restated Credit and Guaranty Agreement, by and among Vicar Operating, Inc., the Company, certain subsidiaries of Vicar Operating, Inc, as guarantors, various lenders from time to time party thereto, Goldman Sachs Credit Partners, L.P., as joint lead arranger, joint bookrunner and sole syndication agent, Wells Fargo Bank, N.A., as joint lead arranger, joint bookrunner, and administrative agent, and Bank of California, N.A., as documentation agent, as amended.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01 Other Events

Reference is made to the press release of the Company, issued on August 19, 2010, which is incorporated herein by reference.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits

99.1      Press release dated August 19, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 24, 2010	VCA ANTECH, INC.

	By:	/s/ Tomas W. Fuller
	Name:	Tomas W. Fuller
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibits

99.1	Press release dated August 19, 2010.